                                             Filed Pursuant to Rule 424(b)(2)
                                             Registration No. 333-56512



PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JULY 25, 2001


                                                        ALTEON INC.

[ALTEON LOGO]                                           2,300,000 Shares

                                                        of Common Stock


                           ---------------------------

        We are selling 2,300,000 shares of common stock with this prospectus supplement and the accompanying prospectus. The last reported sale price of our common stock on March 25, 2003 was $3.92 per share. Our common stock is listed for trading on the American Stock Exchange under the symbol "ALT."


                           ---------------------------



THE OFFERING                                            PER SHARE           TOTAL
------------                                            ---------       --------------
Public Offering Price                                     $3.50           $8,050,000
Placement Agent's Fee                                     $0.14           $  322,000
Proceeds to Alteon Inc. (before expenses)                 $3.36           $7,728,000

THIS INVESTMENT INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-3 OF THIS PROSPECTUS SUPPLEMENT.

We have retained WR Hambrecht+Co, LLC to act, on a best efforts basis, as the placement agent in making this offering to selected institutional investors. We expect to deliver the shares of common stock to investors on March 31, 2003.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                             [WR HAMBRECHT+CO LOGO]

                               as Placement Agent


            The date of this prospectus supplement is March 26, 2003

                                TABLE OF CONTENTS

                                                                                          PAGE
About this Prospectus Supplement..........................................................S-2
Use of Proceeds...........................................................................S-2
Dilution..................................................................................S-2
Plan of Distribution......................................................................S-3
Risk Factors..............................................................................S-3
Legal Matters............................................................................S-10

                           ---------------------------

        You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. We have not authorized anyone to provide you with information different from that contained in any of these documents. The information contained in these documents is accurate only as of the date of each document, as the case may be, regardless of the time of delivery of this prospectus supplement and accompanying prospectus or of any sale of common stock. Our business, financial condition, results of operations and prospects may change after the date set forth in each document in which the information is presented.

                           ---------------------------

                        ABOUT THIS PROSPECTUS SUPPLEMENT

        We provide information to you about this offering of shares of our common stock in two separate documents: (a) the accompanying prospectus, which provides general information, some of which may not apply to this offering or may have been superseded by subsequent events or filings with the Securities and Exchange Commission; and (b) this prospectus supplement, which describes the specific details regarding this offering. Generally, when we refer to this "prospectus," we are referring to both documents combined.

        If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

        Statements in this prospectus supplement that are not statements or descriptions of historical facts are "forward-looking" statements under Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 and are subject to numerous risks and uncertainties. These forward-looking statements and other forward-looking statements made by us or our representatives are based on a number of assumptions. The words "believe," "expect," "anticipate," "intend," "estimate" or other expressions, which are predictions of or indicate future events and trends and which do not relate to historical matters, identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements as they involve risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors. See "Risk Factors", beginning on Page S-3.

        Except for special circumstances in which a duty to update arises when prior disclosure becomes materially misleading in light of subsequent events, we do not intend to update any of these forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

        We expect the net proceeds from this sale of common stock to be approximately $7,655,500 after deducting the placement agent's fee and our estimated expenses. We intend to use the net proceeds from the sale of the common stock to fund the continued development of ALT-711 and for general corporate purposes.

                                    DILUTION

        Our net tangible book value as of December 31, 2002 was $14,303,237 or $0.43 per share of common stock. Net tangible book value per share is determined by dividing our net tangible book value, which consists of tangible assets less total liabilities, by the number of shares of common stock outstanding at that date. Without taking into account any other changes in the net tangible book value after December 31, 2002, other than to give effect to our receipt of the estimated net proceeds from this sale of 2,300,000 shares of common stock at an offering price of $3.50 per share, less estimated placement agent fees and offering expenses, our net tangible book value as of December 31, 2002 would have been $21,958,737 or $0.61 per share. This represents an immediate increase in the net tangible book value per share of $0.18 per share to existing stockholders and an immediate dilution of $2.89 per share to new investors.
The following table illustrates this per share dilution:

Offering Price Per Share                                                         $3.50
Net Tangible Book Value Per Share Before the Offering                   $0.43
Increase in Net Tangible Book Value Per Share After Giving Effect       $0.18
       to this Offering
Net Tangible Book Value Per Share as of December 31, 2002 After                  $0.61
       Giving Effect to this Offering
                                                                                 -----
Dilution Per Share to New Investors                                              $2.89

    This table is based on the number of outstanding shares of common stock as of December 31, 2002 and does not include the following:

- 5,555,807(1) shares of common stock issuable upon conversion of our outstanding Series G Preferred Stock as of December 31, 2002;

- 16,684,398(1) shares of common stock issuable upon conversion of our outstanding Series H Preferred Stock as of December 31, 2002;

- 5,436,279 shares of common stock issuable upon the exercise of outstanding stock options as of December 31, 2002 at a weighted average exercise price of $3.08 per share; and

- 1,133,636 and 60,000 shares of common stock issuable upon exercise of outstanding warrants as of December 31, 2002 at an exercise price of $1.75 and $4.025, respectively.

-------------

    (1) Each share of Series G Preferred Stock and Series H Preferred Stock is convertible, upon 70 days' prior written notice, into the number of shares of common stock determined by dividing $10,000 by the average of the closing sales price of the common stock, as reported on the American Stock Exchange, for the 20 business days immediately preceding the date of conversion. The number of shares indicated as issuable upon conversion of the Series G and Series H were, for purposes of this table, based upon an average closing price of $1.94. Had the table been calculated as of March 25, 2003, the number of shares issuable upon the conversion of the Series G and Series H would have been 2,816,336 and 8,457,568, respectively, using an average closing price of $3.83 per share.


                              PLAN OF DISTRIBUTION

        We are offering the common stock on a best efforts basis principally to selected institutional investors. We have retained WR Hambrecht+Co, LLC under a placement agency agreement to act as our exclusive placement agent in connection with this offering. The placement agent is not obligated and does not intend to purchase any of the common stock offered hereby.

        We have agreed to pay to the placement agent a fee equal to $0.14 per share of this offering as a selling commission. We have also agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the placement agent may be required to make in respect thereof.

        We negotiated the price to the public for the common stock offered in this offering with the placement agent and the investors. The factors considered in determining the price to the public included the recent market price of our common stock, the general condition of the securities market at the time of this offering, the history of and the prospects for the industry in which we compete, and our past and present operations.

        Our common stock is listed on the American Stock Exchange under the symbol "ALT."

        We estimate that our expenses for the offering will be approximately $394,500. This amount includes approximately $22,500 for exchange registration fees, $20,000 in legal fees and expenses, $322,000 for placement agent fees and $30,000 in miscellaneous expenses.

                                  RISK FACTORS

        Investment in our common stock involves substantial risks, including those described below. You should purchase our common stock only if you can afford to lose your entire investment. You should carefully consider all of the information included in this prospectus to evaluate us and our business. You should make this evaluation before deciding whether to purchase our common stock. You should understand that additional risks which we cannot predict at this time may have negative impact on us in the future. You should also understand that the risks discussed below might affect us more than or in a different manner than we now predict.

IF WE DO NOT OBTAIN SUFFICIENT ADDITIONAL FUNDING TO MEET OUR NEEDS, WE MAY HAVE TO CURTAIL OR DISCONTINUE THE RESEARCH, PRODUCT DEVELOPMENT, PRE-CLINICAL TESTING AND CLINICAL TRIALS OF SOME OR ALL OF OUR PRODUCT CANDIDATES.

        As of December 31, 2002, we had working capital of approximately $13,786,000, including approximately $17,439,000 of cash, cash equivalents and short-term investments. During 2002, we sold 6,164,285 shares of common stock, raising net proceeds of approximately $21,575,000. Our cash used in operations for the year ended December 31, 2002, 2001 and 2000 was approximately $14,931,000, $9,032,000 and $8,986,000, respectively. We expect to utilize cash to fund our operations at levels similar to those used in 2002 through the expected completion date of the SAPPHIRE and SILVER trials in mid-2003, and believe we have adequate cash and cash equivalents and short-term investments to fund such trials. However, we do not believe we will have adequate cash at these spending levels to complete the fiscal year. As a result, throughout 2003, we will monitor our liquidity position and the status of our clinical trials. Depending upon the results of any attempts made by us to raise additional funds through the sale of additional equity securities, we may be required to significantly reduce or curtail our research and product development activities and other operations if our level of cash and cash equivalents fall below pre-determined levels. We have the intent and ability to quickly and significantly reduce the cash burn rate, if necessary, as we have limited fixed commitments. We believe that such actions will enable us to fund our operations through the first quarter of 2004.

        We will require, over the long-term, substantial new funding to pursue development and commercialization of ALT-711 and our other product candidates and continue our operations. We believe that satisfying these capital requirements over the long-term will require successful commercialization of our product candidates. However, it is uncertain whether or not any products will be approved or will be commercially successful. The amount of our future capital requirements will depend on numerous factors, including the progress of our research and development programs, the conduct of pre-clinical tests and clinical trials, the development of regulatory submissions, the costs associated with protecting patents and other proprietary rights, the development of marketing and sales capabilities and the availability of third-party funding.

        Because of our short-term and long-term capital requirements, we, as stated above, may seek access to the public or private equity markets. This may have the effect of materially diluting the current holders of our outstanding stock. We may also seek additional funding through corporate collaborations and other financing vehicles, potentially including off-balance sheet financing through limited partnerships or corporations. There can be no assurance that such funding will be available at all or on terms acceptable to us. If we obtain funds through arrangements with collaborative partners or others, we may be required to relinquish rights to certain of our technologies or product candidates.

IF WE DO NOT SUCCESSFULLY DEVELOP ANY PRODUCTS, WE MAY NOT DERIVE ANY REVENUES.

        We have not yet requested or received regulatory approval for any product from the FDA or any other regulatory body. All of our product candidates are still in research or clinical development. We may not succeed in the development and marketing of any therapeutic or diagnostic product. To achieve profitable operations, we must, alone or with others, successfully identify, develop, introduce and market proprietary products. Such products will require significant additional investment, development and pre-clinical and clinical testing prior to potential regulatory approval and commercialization.

        The development of new pharmaceutical products is highly uncertain and subject to a number of significant risks. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. Potential products may be found ineffective or cause harmful side effects during pre-clinical testing or clinical trials, fail to receive necessary regulatory approvals, be difficult to manufacture on a large scale, be uneconomical, fail to achieve market acceptance or be precluded from commercialization by proprietary rights of third parties. We may not be able to undertake additional clinical trials. In addition, our product development efforts may not be successfully completed, we may not obtain regulatory approvals, and our products, if introduced, may not be successfully marketed or achieve customer acceptance. We do not expect any of our products, including ALT-711, to be commercially available for a number of years, if at all.

CLINICAL TRIALS REQUIRED FOR OUR PRODUCT CANDIDATES ARE EXPENSIVE AND TIME-CONSUMING, AND THEIR OUTCOME IS UNCERTAIN.

        Before obtaining regulatory approvals for the commercial sale of any of our products under development, we must demonstrate through pre-clinical studies and clinical trials that the product is safe and effective for use in each target indication. The length of time necessary to complete clinical trials varies significantly and may be difficult to predict. Factors which can cause delay or termination of our clinical trials include: (i) slower than expected patient enrollment due to the nature of the protocol, the proximity of patients to clinical sites, the eligibility criteria for the study, competition with clinical trials for other drug candidates or other factors; (ii) lower than expected retention rates of patients in a clinical trial; (iii) inadequately trained or insufficient personnel at the study site to assist in overseeing and monitoring clinical trials; (iv) delays in approvals from a study site's review board; (v) longer treatment time required to demonstrate effectiveness or determine the appropriate product dose; (vi) lack of sufficient supplies of the product candidate; (vii) adverse medical events or side effects in treated patients; (viii) lack of effectiveness of the product candidate being tested and
(ix) regulatory changes.

        Even if we obtain positive results from pre-clinical or clinical trials for a particular product, we may not achieve the same success in future trials of that product. In addition, some or all of the clinical trials we undertake may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals, which could prevent the creation of marketable products. Our product development costs will increase if we have delays in testing or approvals, if we need to perform more or larger clinical trials than planned or if our trials are not successful. Delays in our clinical trials may harm our financial results and the commercial prospects for our products.

IF WE ARE UNABLE TO DERIVE REVENUES FROM PRODUCT SALES, WE MAY NEVER BE PROFITABLE.

        All of our revenues to date have been generated from collaborative research agreements and financing activities, or interest income earned on these funds. We have not received any revenues from product sales. We may not realize product revenues on a timely basis, if at all.

        At December 31, 2002, we had an accumulated deficit of approximately $169,376,000. We anticipate that we will incur substantial, potentially greater, losses in the future. Our products under development may not be successfully developed and our products, if successfully developed, may not generate revenues sufficient to enable us to earn a profit. We expect to incur substantial additional operating expenses over the next several years as our research, development and clinical trial activities increase. We do not expect to generate revenues from the sale of products, if any, for a number of years. Our ability to achieve profitability depends, in part, on our ability to enter into agreements for product development, obtain regulatory approval for our products and develop the capacity, or enter into agreements, for the manufacture, marketing and sale of any products. We may not obtain required regulatory approvals, or successfully develop, manufacture, commercialize and market product candidates, and we may never achieve product revenues or profitability.

PRIOR STOCK OPTION REPRICING MAY HAVE AN ADVERSE EFFECT ON OUR FUTURE FINANCIAL PERFORMANCE.

        Based on the performance of our stock, we repriced certain employee stock options on February 2, 1999, in order to bolster employee retention. As a result of this repricing, options to purchase 1.06 million shares of stock were repriced and certain vesting periods related to these options were modified or extended. This repricing may have a material adverse impact on future financial performance based on the Financial Accounting Standards Board Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, An Interpretation of APB Opinion No. 25." This interpretation requires us to record compensation expense or benefit, which is adjusted every quarter, for increases or decreases in the fair value of the repriced options based on changes in our stock price from the value at July 1, 2000, until the repriced options are exercised, forfeited or expire. The options expire at various dates through January 2008.

IF WE ARE UNABLE TO FORM THE COLLABORATIVE RELATIONSHIPS THAT OUR BUSINESS STRATEGY REQUIRES, THEN OUR PROGRAMS WILL SUFFER AND WE MAY NOT BE ABLE TO DEVELOP PRODUCTS.

        Our strategy for developing and deriving revenues from our products depends, in large part, upon entering into arrangements with research collaborators, corporate partners and others. We are seeking to establish these relationships to provide the funding necessary for continuation of our product development, but if such efforts are not successful, our programs may suffer and we may be unable to develop products.

IF WE ARE ABLE TO FORM OUR COLLABORATIVE RELATIONSHIPS, BUT ARE UNABLE TO MAINTAIN THEM, OUR PRODUCT DEVELOPMENT MAY BE DELAYED AND DISPUTES OVER RIGHTS TO TECHNOLOGY MAY RESULT.

        We may form collaborative relationships that will, in some cases, make us dependent upon outside partners to conduct pre-clinical testing and clinical trials and to provide adequate funding for our development programs. Such corporate partners, if any, may have all or a significant portion of the development and regulatory approval responsibilities. Failure of the corporate partners to develop marketable products or to gain the appropriate regulatory approvals on a timely basis, if at all, would have a material adverse effect on our business, financial condition, results of operations and liquidity.

        In most cases, we will not be able to control the amount and timing of resources that our corporate partners devote to our programs or potential products. If any of our corporate partners breached or terminated its agreement with us or otherwise failed to conduct its collaborative activities in a timely manner, the pre-clinical or clinical development or commercialization of product candidates or research programs could be delayed, and we would be required to devote additional resources to product development and commercialization or terminate certain development programs.

        Disputes may arise in the future with respect to the ownership of rights to any technology we develop with third parties. These and other possible disagreements between us and collaborators could lead to delays in the collaborative research, development or commercialization of product candidates, or could require or result in litigation or arbitration, which would be time-consuming and expensive and would have a material adverse effect on our business, financial condition, results of operations and liquidity.

        Any corporate partners we have may develop, either alone or with others, products that compete with the development and marketing of our products. Competing products, either developed by the corporate partners or to which the corporate partners have rights, may result in their withdrawal of support with respect to all or a portion of our technology, which would have a material adverse effect on our business, financial condition, results of operations and liquidity.

IF WE CANNOT SUCCESSFULLY DEVELOP A MARKETING AND SALES FORCE OR MAINTAIN SUITABLE ARRANGEMENTS WITH THIRD PARTIES TO MARKET AND SELL OUR PRODUCTS, OUR ABILITY TO DELIVER PRODUCTS MAY BE IMPAIRED.

        We currently have no experience in marketing or selling pharmaceutical products. In order to achieve commercial success for any approved product, we must either develop a marketing and sales force or, where appropriate or permissible, enter into arrangements with third parties to market and sell our products. We might not be successful in developing marketing and sales capabilities. Further, we may not be able to enter into marketing and sales agreements with others on acceptable terms, and any such arrangements, if entered into, may be terminated. If we develop our own marketing and sales capability, it will compete with other companies that currently have experienced, well funded and larger marketing and sales operations. To the extent that we enter into co-promotion or other sales and marketing arrangements with other companies, revenues will depend on the efforts of others, which may not be successful.

IF WE CANNOT SUCCESSFULLY FORM AND MAINTAIN SUITABLE ARRANGEMENTS WITH THIRD PARTIES FOR THE MANUFACTURING OF THE PRODUCTS WE MAY DEVELOP, OUR ABILITY TO DEVELOP OR DELIVER PRODUCTS MAY BE IMPAIRED.

        We have no experience in manufacturing products for commercial purposes and do not have manufacturing facilities. Consequently, we are dependent on contract manufacturers for the production of products for development and commercial purposes. The manufacture of our products for clinical trials and commercial purposes is subject to cGMP regulations promulgated by the FDA. In the event that we are unable to obtain or retain third-party manufacturing for our products, we will not be able to commercialize such products as planned. We may not be able to enter into agreements for the manufacture of future products with manufacturers whose facilities and procedures comply with cGMP and other regulatory requirements. Our current dependence upon others for the manufacture of our products may adversely affect our profit margin, if any, on the sale of future products and our ability to develop and deliver such products on a timely and competitive basis.

IF WE ARE NOT ABLE TO PROTECT THE PROPRIETARY RIGHTS THAT ARE CRITICAL TO OUR SUCCESS, THE DEVELOPMENT AND ANY POSSIBLE SALES OF OUR PRODUCT CANDIDATES COULD SUFFER AND COMPETITORS COULD FORCE OUR PRODUCTS COMPLETELY OUT OF THE MARKET.

        Our success will depend on our ability to obtain patent protection for our products, preserve our trade secrets, prevent third parties from infringing upon our proprietary rights and operate without infringing upon the proprietary rights of others, both in the United States and abroad.

        The degree of patent protection afforded to pharmaceutical inventions is uncertain and our potential products are subject to this uncertainty. Competitors may develop competitive products outside the protection that may be afforded by the claims of our patents. We are aware that other parties have been issued patents and have filed patent applications in the United States and foreign countries with respect to other agents that have an effect on A.G.E.s or the formation of A.G.E. crosslinks. In addition, although we have several patent applications pending to protect proprietary technology and potential products, these patents may not be issued, and the claims of any patents, which do issue, may not provide significant protection of our technology or products. In addition, we may not enjoy any patent protection beyond the expiration dates of our currently issued patents.

        We also rely upon unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to maintain, develop and expand our competitive position, which we seek to protect, in part, by confidentiality agreements with our corporate partners, collaborators, employees and consultants. We also have invention or patent assignment agreements with our employees and certain, but not all, corporate partners and consultants. Relevant inventions may be developed by a person not bound by an invention assignment agreement. Binding agreements may be breached, and we may not have adequate remedies for such breach. In addition, our trade secrets may become known to or be independently discovered by competitors.

IF WE FAIL TO OBTAIN REGULATORY APPROVALS FOR OUR PRODUCTS, THE COMMERCIAL USE OF OUR PRODUCTS WILL BE LIMITED.

        Our research, pre-clinical testing and clinical trials of our product candidates are, and the manufacturing and marketing of our products will be, subject to extensive and rigorous regulation by numerous governmental authorities in the United States and in other countries where we intend to test and market our product candidates.

        Prior to marketing, any product we develop must undergo an extensive regulatory approval process. This regulatory process, which includes pre-clinical testing and clinical trials and may include post-marketing surveillance of each compound to establish its safety and efficacy, can take many years and can require the expenditure of substantial resources. Data obtained from pre-clinical and clinical activities is susceptible to varying interpretations that could delay, limit or prevent regulatory approval. In addition, we may encounter delays or rejections based upon changes in Federal Drug Administration ("FDA") policy for drug approval during the period of product development and FDA regulatory review of each submitted new drug application ("NDA"). We may encounter similar delays in foreign countries. We may not obtain regulatory approval for the drugs we develop. Moreover, regulatory approval may entail limitations on the indicated uses of the drug. Further, even if we obtain regulatory approval, a marketed drug and its manufacturer are subject to continuing review and discovery of previously unknown problems with a product or manufacturer which may have adverse effects on our business, financial condition and results of operations, including withdrawal of the product from the market. Violations of regulatory requirements at any stage, including pre-clinical testing, clinical trials, the approval process or post-approval, may result in various adverse consequences, including the FDA's delay in approving, or its refusal to approve a product, withdrawal of an approved product from the market and the imposition of criminal penalties against the manufacturer and NDA holder. None of our products has been approved for commercialization in the United States or elsewhere. We may not be able to obtain FDA approval for any products. Failure to obtain requisite governmental approvals or failure to obtain approvals of the scope requested will delay or preclude our licensees or marketing partners from marketing our products or limit the commercial use of such products and will have a material adverse effect on our business, financial condition, results of operations and liquidity.

IF WE ARE NOT ABLE TO COMPETE SUCCESSFULLY WITH OTHER COMPANIES IN THE DEVELOPMENT AND MARKETING OF CURES AND THERAPIES FOR CARDIOVASCULAR DISEASES, DIABETES AND THE OTHER CONDITIONS FOR WHICH WE SEEK TO DEVELOP PRODUCTS, WE MAY NOT BE ABLE TO CONTINUE OUR OPERATIONS.

        We are engaged in pharmaceutical fields characterized by extensive research efforts and rapid technological progress. Many established pharmaceutical and biotechnology companies with resources greater than ours are attempting to develop products that would be competitive with our products. Other companies may succeed in developing products that are safer, more efficacious or less costly than any we may develop and may also be more successful than us in production and marketing. Rapid technological development by others may result in our products becoming obsolete before we recover a significant portion of the research, development or commercialization expenses incurred with respect to those products.

        Certain technologies under development by other pharmaceutical companies could result in better treatments for cardiovascular disease, or diabetes and its related complications. Several large companies have initiated or expanded research, development and licensing efforts to build pharmaceutical franchises focusing on these medical conditions. It is possible that one or more of these initiatives may reduce or eliminate the market for some of our products. In addition, other companies have initiated research in the inhibition or crosslink breaking of A.G.E.s.

IF GOVERNMENTS AND THIRD-PARTY PAYERS CONTINUE THEIR EFFORTS TO CONTAIN OR DECREASE THE COSTS OF HEALTHCARE, WE MAY NOT BE ABLE TO COMMERCIALIZE OUR PRODUCTS SUCCESSFULLY.

        In certain foreign markets, pricing and/or profitability of prescription pharmaceuticals are subject to government control. In the United States, we expect that there will continue to be federal and state initiatives to control and/or reduce pharmaceutical expenditures. In addition, increasing emphasis on managed care in the United States will continue to put pressure on pharmaceutical pricing. Cost control initiatives could decrease the price that we receive for any products we may develop and sell in the future and have a material adverse effect on our business, financial condition and results of operations. Further, to the extent that cost control initiatives have a material adverse effect on our corporate partners, our ability to commercialize our products may be adversely affected.

        Our ability to commercialize pharmaceutical products may depend, in part, on the extent to which reimbursement for the products will be available from government health administration authorities, private health insurers and other third-party payers. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products, and third-party payers, including Medicare, are increasingly challenging the prices charged for medical products and services. Third-party insurance coverage may not be available to patients for any products developed by us. Government and other third-party payers are attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new therapeutic products and by refusing in some cases to provide coverage for uses of approved products for disease indications for which the FDA has not granted labeling approval. If adequate coverage and reimbursement levels are not provided by government and other third-party payers for our products, the market acceptance of these products would be adversely affected.

IF THE USERS OF THE PRODUCTS WE DEVELOP CLAIM THAT OUR PRODUCTS HAVE HARMED THEM, WE MAY BE SUBJECT TO COSTLY AND DAMAGING PRODUCT LIABILITY LITIGATION, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS.

        The use of any of our potential products in clinical trials and the sale of any approved products, including the testing and commercialization of ALT-711 or other compounds, exposes us to liability claims resulting from the use of products or product candidates. A claim, which was subsequently settled, was made by a participant in one of our clinical trials, and additional claims might be made directly by other such participants, consumers, pharmaceutical companies or others. We maintain product liability insurance coverage for claims arising from the use of our products in clinical trials. However, coverage is becoming increasingly expensive, and we may not be able to maintain or acquire insurance at a reasonable cost or in sufficient amounts to protect us against losses due to liability that could have a material adverse effect on our business, financial conditions and results of operations. We may not be able to obtain commercially reasonable product liability insurance for any product approved for marketing in the future and insurance coverage and our resources may not be sufficient to satisfy any liability



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resulting from product liability claims. A successful product liability claim or series of claims brought against us could have a material adverse effect on our business, financial condition, results of operations and liquidity.

IF WE ARE UNABLE TO ATTRACT AND RETAIN THE KEY PERSONNEL ON WHOM OUR SUCCESS DEPENDS, OUR PRODUCT DEVELOPMENT, MARKETING AND COMMERCIALIZATION PLANS COULD SUFFER.

        We are highly dependent on the principal members of our management and scientific staff. The loss of services of any of these personnel could impede the achievement of our development objectives. Furthermore, recruiting and retaining qualified scientific personnel to perform research and development work in the future will also be critical to our success. We may not be able to attract and retain personnel on acceptable terms given the competition between pharmaceutical and healthcare companies, universities and non-profit research institutions for experienced scientists. In addition, we rely on consultants to assist us in formulating our research and development strategy. All of our consultants are employed outside of us and may have commitments to or consulting or advisory contracts with other entities that may limit their availability to us.

OUR OPERATIONS INVOLVE A RISK OF INJURY OR DAMAGE FROM HAZARDOUS MATERIALS, AND IF AN ACCIDENT WERE TO OCCUR, WE COULD BE SUBJECT TO COSTLY AND DAMAGING LIABILITY CLAIMS, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

        Our research and development activities involve the controlled use of hazardous materials and chemicals. Although we believe that our safety procedures for handling and disposing of hazardous materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages or fines that result. Such liability could have a material adverse effect on our business, financial condition, results of operations and liquidity.

WE ARE OFFERING THE COMMON STOCK ON A BEST EFFORTS BASIS AND WE CANNOT BE CERTAIN THAT WE WILL RAISE THE FULL AMOUNT CONTEMPLATED IN THIS OFFERING.

        We have retained WR Hambrecht+Co, LLC under a placement agency agreement to act as our exclusive placement agent in connection with this offering. The placement agent is not obligated and does not intend to purchase any of the common stock offered hereby. The closing of this offering is not conditioned on the sale of all of the shares offered hereby, and we may sell all or any portion of such shares. Accordingly, we cannot be certain of the number of shares that will be purchased by investors. We currently anticipate that the closing will take place on March 31, 2003, but we cannot be certain that this will be the case.

THE COMMON STOCK BEING OFFERED BY THIS PROSPECTUS RANKS JUNIOR TO OUR OUTSTANDING SHARES OF PREFERRED STOCK.

        In addition to our authorized but unissued shares of preferred stock, we have outstanding 1,079 shares of Series G and 3,241 shares of Series H Convertible Preferred Stock. In the event of a liquidation, dissolution or winding-up of our company, the holders of these shares of preferred stock will have the right to receive distributions of our assets prior to distributions to the holders of our common stock. This right could adversely affect the voting power of common stockholders; make it more difficult for a third party to gain control of us; discourage bids for our common stock at a premium; or otherwise adversely affect the market price of the common stock.

THERE MAY BE RISKS RELATED TO ALTEON HAVING USED ARTHUR ANDERSEN AS ITS INDEPENDENT AUDITORS.

        Until May 30, 2002, Arthur Andersen, LLP served as Alteon's independent auditors. Arthur Andersen is not able to consent to the use of its report on




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the 2001 and earlier financial statements and will not be in a position to perform any post-audit review procedures. Should an event have occurred between the date of Arthur Andersen's report and the date of this prospectus supplement that could serve to make inaccurate the statement in Arthur Andersen's report that the financial statements of Alteon present fairly, in all material respects, the financial position, results of operations and cash flows of Alteon for the periods covered by such financial statements, in conformity with accounting principles generally accepted in the United States, an investor might be precluded from bringing a claim against Arthur Andersen.


                                  LEGAL MATTERS

        Smith, Stratton, Wise, Heher & Brennan, LLP, Princeton, New Jersey, will pass upon the validity of the common stock offered hereby and other legal matters on behalf of Alteon Inc. Legal matters in connection with the offering will be passed upon for the placement agent by Morrison & Foerster LLP, New York, New York.







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                                [ALTEAON LOGO]


                               2,300,000 Shares





                                 ALTEON INC.


                                 Common Stock